EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of California Micro Devices Corporation (the “Company”) pertaining to the Company’s 2004 Omnibus Incentive Compensation Plan of our report dated May 8, 2003 (except for the second paragraph of Note 9, as to which the date is June 26, 2003), with respect to the financial statements and schedule of California Micro Devices included in its Annual Report (Form 10-K) for the fiscal year ended March 31, 2004, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California

November 4, 2004